Exhibit 2.4

                            STOCK PURCHASE AGREEMENT


          THIS AGREEMENT is made this 2nd day of August, 2002, by and between ALEXANDER & WADE, INC., a Nevada corporation ("AWI") and THE MERCER GROUP, INC., a California corporation ("TMG").

         WHEREAS, AWI is the owner of 15,000,000 shares of the issued and outstanding common stock of Commerce Development Corporation, Ltd., a Maryland corporation, with a par value $0.001 per share (the "CDC Stock"); and

          WHEREAS, the CDC Stock owned by AWI constitutes 55.25 percent of the issued and outstanding shares of the capital stock of Commerce Development Corporation, Ltd.; and

          WHEREAS, AWI desires to sell all of its shares of the CDC Stock to TMG as hereinafter provided;

         NOW, THEREFORE, in consideration of the foregoing and the following mutual covenants and agreements, AWI and TMG agree as follows:

1. Sale of the CDC Stock. Upon the terms and conditions set forth in this Agreement, AWI does hereby sell, assign, transfer, and convey to TMG, free and clear of all liens and encumbrances, all of its right, title, and interest in and to 15,000,000 shares of the CDC Stock.

2.       Consideration.  Upon the terms and conditions set forth in this
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Agreement,  TMG has agreed to pay AWI the sum of $150,000 for the CDC Stock, with payment to be evidenced as follows:

(a)      The sum of $20,000, in cash, on or before September 16, 2002;

(b)      The sum of $30,000, in cash, on or before October 15, 2002; and

(c) The sum of $100,000, to be payable in equal monthly installments of $10,000 each, beginning on March 15, 2003, and continuing on the first day of each month thereafter, until the sum of $100,000 has been paid in full.

3.       Time of the Essence.  Time is of the essence of this Agreement.
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4.       Multiple  Counterparts.  This Agreement may be executed in one or more
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counterparts,  each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.       Law  Governing.  This  Agreement  shall be construed and governed by
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the laws of the State of  California, and all obligations hereunder shall be deemed performable in San Diego County, California.

6.       Entire  Agreement.  This  instrument  contains the entire understanding
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of the  parties  and may not be changed  orally,  but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

         IN WITNESS WHEREOF, this Agreement has been executed in multiple counterparts on the date first written above.


                                                 ALEXANDER & WADE, INC.



                                                 By  /s/ Francis A. Zubrowski
                                                 ------------------------------
                                                 Francis A. Zubrowski, Chairman


                                                 THE MERCER GROUP, INC.



                                                 By  /s/ Andrew E. Mercer
                                                 ---------------------------
                                                 Andrew E. Mercer, President